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                                                                      EXHIBIT 11

                           NATIONAL RECORD MART, INC.
                   CALCULATION OF NET INCOME PER COMMON SHARE
     FOR THE YEARS ENDED MARCH 30, 1996, MARCH 25, 1995 AND MARCH 26, 1994

                                                          March 30,        March 25,         March 26,
                                                            1996              1995              1994
                                                        -------------     ------------      ------------
Weighted average common shares outstanding                4,937,103          5,010,264         4,507,620

Dilutive common stock equivalents                             -                200,000           211,946*

Incremental shares assumed to be outstanding
   relating to previously existing stock warrants             -                  -                38,704

Treasury stock assumed to be repurchased using
   proceeds from options and warrants                        (9,678)            (4,785)          (23,540)
                                                        -----------         ----------        ----------

Weighted average common shares and equivalents
   outstanding                                            4,927,425          5,205,479         4,734,730
                                                        ===========         ==========        ==========

Net (Loss) Income                                       $(3,884,416)        $  712,198        $2,489,624
                                                        ===========         ==========        ==========

Primary and fully diluted earnings per share            $     (0.79)        $     0.14        $     0.53
                                                        ===========         ==========        ==========


* Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, stock options and warrants granted during the twelve-month period preceding the date of the IPO have been included in the calculation of the weighted average common shares outstanding for the entire year including the period prior to the effective date of the IPO.


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